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                                  NEWS RELEASE

Rick L. Catt, President                              FOR IMMEDIATE RELEASE
  And Chief Executive Officer                              May 14, 2002
First Robinson Financial Corporation
501 East Main Street
Robinson, IL  62454

                      FIRST ROBINSON FINANCIAL CORPORATION
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       DECLARES INCREASE IN CASH DIVIDEND AND ANNOUNCES YEAR-END EARNINGS
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First Robinson Financial Corporation (OTC Bulletin Board: "FRFC"), the Holding
Company for First Robinson Savings Bank, National Association, has announced that the Company will pay an annual cash dividend of $0.34 per share. This represents an increase of $0.01 per share or 3.03% over last year's $0.33 per share. The dividend will be payable on June 17, 2002 to shareholders of record on June 3, 2002. Rick L. Catt, President and Chief Executive Officer, stated that "The Board of Directors is pleased that the Company has been able to pay an increased dividend each year since the Company's formation".

The Company also announced earnings for the twelve-month fiscal year ended March 31, 2002. Net earnings for this fiscal year were $393,000 as compared to net earnings of $355,000 for the twelve-month period ending March 31, 2001, an increase of $38,000 or 10.7%. Catt noted " We were pleased to see our assets increase by $8.9 million to $97.7 million. However, our net earnings, although improved, are still below average. Management and the board of directors have approved a strategic plan for the coming fiscal year which we are confident will enable us to reach our financial goals while remaining an independent real community bank."

Net interest income after provision for loan losses was $3.1 million for the fiscal year ended March 31, 2002, compared to $2.7 million for the twelve month period ending March 31, 2001, an increase of $355,000, or 13.1%. Net interest income decreased by $80,000, or 2.4% from $3.4 million to $3.3 million for the twelve months ending March 31, 2002. Provision for loan losses was $240,000 for the fiscal year ended March 31, 2002 as compared to $675,000 for the comparable twelve-month period ending March 31, 2001, a decrease of $435,000, or 64.4%. The interest rate spread for the twelve months ended March 31, 2002 was 3.40% compared to 3.57% for the twelve months ended March 31, 2001.

Non-interest income was $766,000 for the fiscal year ended March 31, 2002, compared to $993,000 for the twelve months ended March 31, 2001, a decrease of $227,000, or 22.9%. Non-interest income for the March 31, 2001 year-end reflected the sale of the Bank's Internet service. Non-interest expense was $3,239,000 for the fiscal year ended March 31, 2002, compared to $3,133,000 for the twelve months ended March 31, 2001, an increase of $106,000 or 3.4%.

Return on average assets, for the fiscal year ended March 31, 2002 was 0.43% as compared to 0.41% for the twelve months ended March 31, 2001. Return on average stockholders' equity, was 4.38% for the fiscal year ended March 31, 2002 as compared to 3.88% for the twelve months ended March 31, 2001.

The Company is also in a stock repurchase program for up to 5% or 26,445 shares of the Company's common stock. The program began March 1, 2002 and will conclude December 31, 2002 or when the authorized number of shares are repurchased. Shares may be purchased from time to time, in the open market, when deemed appropriate by management. As of May 13, 2002, the Company has 524,854 shares outstanding.

As of March 31, 2002, the Company had assets of $97.7 million, liabilities of $88.7 million and stockholders' equity of $9.0 million. Through its banking subsidiary, the Company operates three full-service offices and one drive-up facility in Robinson, Oblong and Palestine, Illinois.

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                      SELECTED CONSOLIDATED FINANCIAL DATA
                      FIRST ROBINSON FINANCIAL CORPORATION


Operation Data:                                          For the Year Ended
                                                               March 31,
                                                        ---------------------
                                                         2002           2001
                                                         ----           ----
                                                           (In Thousands)
                                                        Audited       Audited

Total Interest Income                                    $6,282        $6,772

Total Interest Expense                                    2,969         3,379

Net Interest Income                                       3,313         3,393

Provision for Loan Losses                                   240           675

Net Interest Income After Provision                       3,073         2,718

Total Non-Interest Income                                   766           993

Total Non-Interest Expense                                3,239         3,133

Income Before Taxes                                         600           578

Provision for Income Taxes                                  207           223

Net Income                                                  393           355

Basic Earnings per Share                                  $0.78         $0.65

Diluted Earnings per Share                                $0.78         $0.65


Selected Ratios
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Return on Average Assets                                  0.43%         0.41%

Return on Average Stockholders' Equity                    4.38%         3.88%


Balance Sheet Data:
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Total Assets                                            $97,724       $88,865

Total Liabilities                                        88,724        79,823

Stockholders' Equity                                      9,000         9,042